Exhibit 10.2
INDEPENDENT CONTRACTOR AGREEMENT
CONSULTING SERVICES
THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made as of August 1, 2008 (the “Execution Date”), by and between SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation with offices at 4520 East West Highway, Third Floor, Bethesda, Maryland 20814 (hereinafter “Sucampo”), and Mariam Morris of 8742 Delcris Drive, Montgomery village, MD 20886 (hereinafter “Contractor”).
WHEREAS, Sucampo is engaged in the research, development, manufacture and marketing of various proprietary pharmaceutical compounds;
WHEREAS, Contractor has unique and specialized knowledge of, among other things, Sucampo’s historic corporate finance, financial reporting and treasury operations;
WHEREAS, Contractor was previously employed by Sucampo pursuant to the terms of an Amended Employment Agreement dated as of May 12, 2007, with certain subsequent amendments, and Contractor’s employment with Sucampo terminated as of July 31, 2008;
WHEREAS, Sucampo desires to retain Contractor for the purpose of consultation with senior management regarding historic corporate finance, financial reporting and treasury operations matters pursuant to the terms of this Agreement;
NOW, THEREFORE, for and in consideration of the premises and covenants contained herein, the parties hereto do mutually agree as follows:
SECTION 1: Performance. During a period not to exceed six (6) months commencing on August 1, 2008, Contractor will provide to Sucampo consultation services of the nature described above on an as needed basis with reasonable advance notice, within the parameters of specific requests or assignments from Sucampo’s Acting Chief Financial Officer, Jan Smilek, or his successor, who will serve as Contractor’s primary contact at Sucampo. Contractor agrees to be available at reasonable times to provide consulting services.
SECTION 2: Compensation. Contractor shall be compensated by Sucampo as follows:
          2.1 A monthly retainer of $3500.00 per month for six (6) months for services provided up to twenty (20) hours per month. This will be paid monthly at the end of each month.
          2.2 For time spent in providing such services for all hours worked over twenty (20) hours per month at an hourly rate of $200 per hour to be billed in increments of 15 minutes at $50 per increment.
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          2.3 Invoices for any hours after twenty (20) in the month will be sent to Sucampo at the following address:
Sucampo Pharmaceuticals, Inc.
Attn: Accounts Payable
4520 East West Highway, Third Floor
Bethesda, MD 20814
          2.4 Sucampo will pay all approved invoices within thirty (30) days of invoice receipt. Sucampo will provide reasonable notice to Contractor of invoices with disputable charges and all parties will work together to resolve such disputes in a timely manner.
          2.5 Unless otherwise agreed upon in advance by Sucampo, Contractor shall be responsible for all expenses incurred while performing services under this Agreement. This includes, but is not limited to, license fees, memberships and dues; automobile and other travel; meals and entertainment; insurance premiums; and all salary, expenses and other compensation paid to Contractor employees or personnel engaged by Contractor to perform services under this Agreement.
SECTION 3: Confidentiality
          3.1 In order that Contractor may provide informed advice and information, Contractor may during the term of her engagement hereunder be provided with certain data and information prepared by or on behalf of and belonging to Sucampo and other confidential information entitled to protection under federal and state law (collectively, “Confidential Information”). Contractor shall maintain Confidential Information in confidence and shall not, without Sucampo’s prior written authorization, disclose to any person or organization the data or other Confidential Information transmitted to Contractor by Sucampo or by any person acting on behalf of Sucampo, or prepared by Contractor or on behalf of Contractor in connection with this Agreement, in any form (verbal, written, electronic, or other form). Contractor shall not use Confidential Information for any purpose except for the benefit of Sucampo, pursuant to Section 1 of this Agreement. This confidentiality provision shall remain in effect for ten (10) years following any disclosure made hereunder, except that this provision shall not apply to any information (a) that was in Consultant’s possession prior to receipt from Sucampo (subject to Section 5.10 below), (b) that was in the public domain at the time of receipt from Sucampo, (c) that becomes part of the public domain without breach of any obligation of confidentiality to Sucampo, (d) that is lawfully received by Consultant from a third party that has no obligation of confidentiality to Sucampo, or (e) that is required by law to be disclosed. NOTWITHSTANDING THE FOREGOING, however, any trade secret disclosed to Contractor shall be held in strict confidence in perpetuity or until said trade secret is publicly disclosed through no fault of Contractor.
          3.2 Contractor shall provide immediate notice to Sucampo of any request or demand made of Contractor that relates to the subject matter on which services have been sought, or
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otherwise with respect to this Agreement. Upon written request, Contractor shall promptly provide to Sucampo all data, information, notes, documents and other materials in any form provided to Contractor or prepared by Contractor on its behalf in connection with this Agreement.
SECTION 4: Ownership
          4.1 All materials, documents, information, inventions and descriptions that Contractor supplies to Sucampo or Contractor prepares or develops pursuant to this Agreement shall be the sole and exclusive property of Sucampo, shall be deemed to be Confidential Information (as defined above) and may be used by Sucampo for any purpose unless specified otherwise. Likewise, Contractor shall not use such documents, inventions information or descriptions for any purpose other than pursuant to this Agreement without the express written consent of Sucampo. Further, all written materials developed by Contractor for Sucampo shall be deemed works for hire and be the exclusive property of Sucampo. Contractor further agrees to reasonably cooperate with Sucampo to perfect any rights arising hereunder and hereby forever assigns and conveys the same to Sucampo.
          4.2 Notwithstanding the foregoing, methods used by Contractor in performing under this Agreement may include Contractor’s use of already-copyrighted materials and methods, and such already-copyrighted materials shall not be the property of Sucampo. In the interest of clarity, Contractor’s proprietary materials will be labeled with the copyright and, where necessary, noted to be “Business Confidential” before being shared with Sucampo.
SECTION 5: Miscellaneous
          5.1 Irreparable Harm. Sucampo and Contractor mutually acknowledge and agree that Confidential Information disclosed and developed under this Agreement is valuable principally because of its confidential nature, and so any improper disclosure of Confidential Information will represent irreparable harm that cannot be adequately compensated monetarily.
          5.2 Independent Contractor Relationship; State and Federal Taxes. This Agreement shall not be construed to create an employment or agency relationship between Sucampo and Contractor. Contractor is an independent contractor. Contractor acknowledges that any Contractor personnel who may be assigned to perform consulting services for Sucampo are not employees of Sucampo and, as such, will not be entitled to insurance or other benefits made available to Sucampo employees. Contractor shall be solely responsible for the payment of, and Sucampo shall not withhold from payment of services under this Agreement, any and all taxes and other contributions associated with compensation for Contractor, Contractor’s employees or any Contractor personnel assigned to Sucampo under this Agreement as may be required by applicable local, state and federal laws. Contractor shall pay all taxes incurred while performing services under this Agreement including all applicable income taxes and, if Contractor is not a corporation, self-employment (Social Security) taxes. Upon demand, Contractor shall provide Sucampo with proof that such payments have been made.
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          5.3 Benefits. Contractor understands that neither Contractor nor any Contractor employees or personnel are eligible to participate in any employee pension, health, vacation pay, sick pay or other fringe benefit plan of Sucampo.
          5.4 Workers’ Compensation. Sucampo shall not be obliged to provide workers’ compensation insurance on behalf of Contractor or Contractor’s employees. If Contractor hires employees to perform any work under this Agreement, Contractor shall obtain workers’ compensation insurance for any such employees and provide Sucampo with a certificate of workers’ compensation insurance before the employees begin the work. If not operating as a corporation, Contractor shall obtain workers’ compensation insurance coverage for Contractor herself. Contractor shall provide Sucampo with proof that such coverage has been obtained before performing services under this Agreement.
          5.5 Unemployment Compensation. Sucampo shall not be obliged to make any state or federal unemployment compensation payments on behalf of Contactor or any Contractor employees or personnel. Contractor will not be entitled to these benefits in connection with work performed under this Agreement.
          5.6 Insurance and Liability. Contractor acknowledges and agrees that Sucampo will not provide any insurance coverage of any kind for Contractor or any Contractor employees or personnel.
          5.7 Independent Contractor Status. Sucampo and Contractor acknowledge the following rights consistent with an independent contractor relationship: Contractor has the right to perform services for others during the term of this Agreement; Contractor has the sole right to control and direct the means, manner and method by which the services required by this Agreement will be performed; Contractor has the right to perform the services required by this Agreement at any place, location or time; Contractor will furnish all equipment and materials used to provide the services required by this Agreement; Contractor has the right to hire assistants as subcontractors, or to use employees to provide the services required by this Agreement; the Contractor or Contractor’s employees or contract personnel shall perform the services required by this Agreement and Sucampo shall not hire, supervise or pay any assistants to help Contractor; neither Contractor nor any Contractor employees or personnel shall receive any training from Sucampo in the skills necessary to perform the services required by this Agreement; Sucampo shall not require Contractor or Contractor’s employees or contract personnel to devote full time to performing the services required by this Agreement.
          5.8 Business Permits, Certificates and Licenses. Contractor has complied with all federal, state and local laws requiring business permits, certificates and licenses required to carry out the services to be performed under this Agreement.
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          5.9 Choice of law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of laws provisions.
          5.10 Continued Applicability of Employment Agreement Provisions. Contractor acknowledges that she is obliged to continue to perform and honor her obligations under the “Employment Covenants” (the “Ongoing Covenants”) established in Article 5 of the Amended Employment Agreement executed on May  12, 2007, between the Contractor and Sucampo, and that such obligations shall continue in full force and effect and shall be unaffected by this Agreement.
          5.11 Supersedes Other Agreements. This Agreement, together with the Ongoing Covenants, constitutes the entire agreement on the provision of consulting services between the parties and supersedes all other such agreements whether written or oral. This Agreement shall be construed according to its fair meaning and not strictly for or against any party.
          5.12 Modifications. This Agreement may be modified only by a written agreement signed by both Contractor and an authorized officer of Sucampo.
          5.13 Assignment. This Agreement may not be assigned or transferred by the Contractor without the prior written agreement of Sucampo.
          5.14 No Partnership. This Agreement shall not be construed to create a partnership relationship. Contractor does not have the authority to enter into contracts on Sucampo’s behalf.
          5.15 Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.
          5.16 Dispute Resolution. If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in Montgomery County, Maryland. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to a mutually agreed upon arbitrator in the State of Maryland, whose decision shall be final and binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction to do so. Costs of arbitration, including attorney fees, will be allocated by the arbitrator.
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          5.17 Notices. All notices and other legal communications in connection with this Agreement shall be in writing by confirmed-delivery email, confirmed facsimile transmission, or overnight mail via Federal Express or similar courier and shall be considered given as below.
If to Sucampo:
Sucampo Pharmaceuticals, Inc.
c/o Mr. Jan Smilek
4520 East West Highway, Third Floor
Bethesda, MD 20814
Email: j.smilek@sucampo.com
Facsimile: 301-961-3440
If to Contractor:
Mariam Morris
8742 Delcris Drive
Montgomery Village, MD 20886
Email: Mariam_morris@hotmail.com
SECTION 6: Agreement Term and Termination The term of this Agreement shall commence as of the Execution Date, and shall terminate with regard to Section 1 and Section 2 upon the earlier of February 1, 2009, or the expiration of ten (10) days written notice from either party to the other. All other Sections shall remain in full force and effect until they expire by their terms.

Accepted and agreed,

SUCAMPO PHARMACEUTICALS, INC.

/s/ TIMOTHY I. MAUDLIN By: Tim Maudlin, Lead Independent Director

CONTRACTOR

/s/ MARIAM E. MORRIS By: Mariam Morris
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